Exhibit 5.1

May 9, 2013

BioAmber Inc.

1250 Rene Levesque West, Suite 4110

Montreal, Quebec, Canada H3B 4W8

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-177917) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by BioAmber Inc., a Delaware corporation (the “Company”) of up to 9,200,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and one warrant to purchase half of one share of the Company’s Common Stock (the “Warrants”, and the shares of Common Stock underlying the Warrants, the “Warrant Shares”), to be newly issued and sold by the Company including Units purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Units are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the applicable laws of the State of New York.

Based on the foregoing, we are of the opinion that: (1) the Units have been duly authorized and, when the price and other terms upon which the Units are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Units have been issued and delivered against payment in accordance with such terms, the Units will be validly issued, fully paid and non-assessable; (2) the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold and paid for as part of the Units have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable; (3) the Warrants have been duly authorized and, when the price and other terms upon which the Warrants are to be sold and paid for as part of the Units have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Warrants have been issued, delivered and paid for as part of the Units in accordance with the terms of the Underwriting Agreement, the terms of the Warrants will be valid and binding obligations of the Company under the laws of the State of New York; and (4) the Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in the manner described in the Registration Statement and in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP